September 13, 1999



Board of Directors
Central Bancorp, Inc.
399 Highland Avenue
Somerville, Massachusetts 02144

     Re: Central Bancorp, Inc.
         1999 Stock Option and Incentive Plan
         Registration Statement on Form S-8
         --------------------------------------

Dear Board Members:

     We have acted as special counsel to Central Bancorp, Inc., a Massachusetts corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the Central Bancorp, Inc. 1999 Stock Option and Incentive Plan (the "Stock Option Plan") and the sale to Stock Option Plan participants of 97,500 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company, all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                            Very truly yours,

                            Housley Kantarian & Bronstein, P.C.


                            By: /s/ Howard S. Parris
                                -------------------------------
                                Howard S. Parris, Esquire